EXHIBIT 22.1

LIST OF SUBSIDIARIES

Forafric Global PLC has the following subsidiaries:

	Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership

1.	Forafric Agro Holdings Limited	Gibraltar	100%
2.	Forafric Maroc SA	Morocco	100%
3.	Ojipar SA	Morocco	100%
4.	Hanylac SA	Morocco	99.99%
5.	Forafric SA	Morocco	100%
6.	Maymouna Grain SA	Morocco	100%
7.	Les Grands Moulins Du Tensift SA	Morocco	100%
8.	Les Granes Semouleries du Maroc SA (GSM)	Morocco	100%
9.	Arzak SA	Morocco	100%
10.	Maymouna Food SA	Morocco	100%
11.	Makhazines Rhamna SA	Morocco	99.83%
12.	Selimport Sarl	Morocco	50%
13.	TANGERMILL SARLAU	Morocco	100%
14.	Domaine Azam Chtouka	Morocco	100%
15.	Finaseed	Morocco	100%
16.	Cerelis	Morocco	100%
17.	Finalog SA	Morocco	100%
18.	Tria Group SA	Morocco	100%
19.	Les Grands Moulins d’Essaouira SA (GME)	Morocco	75%
20.	Les Grandes Semouleries De Safi (GSS)	Morocco	93.75%
21.	Ladis SA	Morocco	100%
22.	Prodela	Morocco	100%
23.	Multimix Sarl	Morocco	100%
24.	La Méditerranée des Aromes SA	Morocco	100%
25.	Prodiam’s SARL	Morocco	100%
26.	MDS Mali	Mali	70.35%
27.	MDS Burkina Faso	Burkina Faso	78.21%
28.	GMT Niger	Niger	37.14%
29.	Trigola LDA	Angola	75%
30.	Forafric Portugal SGPS Unipessoal LDA	Portugal	100%